Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

eLoyalty Corporation (the “Company”), and Christopher B. Min, an individual (“Employee”), enter into this Employment Agreement (“Agreement”) as of February 14, 2008.

WHEREAS, the Company desires to employ Employee to provide personal services to the Company and to provide Employee with certain compensation and benefits in return for his services; and

WHEREAS, Employee wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Duties. The Company shall employ Employee as its Vice President and Chief Financial Officer, and Employee accepts such employment upon the terms and conditions herein. Employee shall have such responsibilities, duties and authority in all material respects as are currently assigned to Employee and such other responsibilities, duties and authority as the President & Chief Executive Officer may reasonably designate and are customarily associated with his position. During the term of his employment with the Company, Employee shall perform faithfully the duties assigned to him to the best of his ability, and Employee shall devote his full and undivided business time and attention to the transaction of the Company’s business.

2. Outside Activities.

(a) Non-Company Activities. Except in conformity with the requirements with the Company’s then-effective Code of Ethical Business Conduct, Employee will not during the term of this Agreement undertake or engage (other than as a passive investor) in any other employment, occupation or business enterprise, whether as an agent, partner, proprietor, officer, director, employee, consultant, contractor or otherwise, whether during or outside the business hours of the Company. Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of his duties hereunder.

(b) No Adverse Interests. Except as permitted by Paragraph 2(c), during his employment Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest which is known or should be known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

(c) Non-Competition. During the term of his employment by the Company, except on behalf of the Company, Employee will not directly or indirectly, whether as a stockholder, agent, partner, proprietor, officer, director, employee, consultant, contractor, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by him to compete directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Employee may own, as a passive investor, public securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

3. Term Of Employment; Termination.

(a) At-Will Relationship. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without Cause or advance notice.

(b) Termination By The Company Without Cause; Termination By Employee With Good Reason.

(i) Cause Definition. For purposes of this Agreement, “Cause” shall mean any of the following: (A) conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty; (B) fraud upon the Company (or an affiliate), embezzlement or misappropriation of corporate funds; (C) willful acts of dishonesty materially harmful to the Company; (D) activities materially harmful to the Company’s reputation; (E) Employee’s willful misconduct, willful refusal to perform his duties, or substantial willful disregard of his duties, provided that the Company first provides Employee with written notice of such conduct and thirty (30) days to cure such conduct, if such conduct is reasonably susceptible to cure; or (E) material breach causing material harm to the Company of this Agreement, any other agreement with the Company, any policy of the Company, or any statutory duty or common law duty of loyalty owed to the Company; provided, no act or omission on Employee’s part shall be considered “willful” unless it is done by the Employee without reasonable belief that the Employee’s action was in the best interests of the Company.

(ii) Good Reason Definition. For the purposes of this Agreement, “Good Reason” shall mean: (A) a reduction of Employee’s base salary below the amount set forth in Paragraph 4 of this Agreement, or a reduction in the “Target Bonus” defined in Paragraph 5 of this Agreement, unless such reduction is shared proportionally by the three most highly-salaried officers of the Company in addition to Employee ; (B) an involuntary relocation of Employee’s place of work to any location outside of the metropolitan area in which his primary office is located immediately prior to the relocation, excluding temporary periods of thirty (30) days or less and ordinary course business travel; (C) a significant diminution by the Company in Employee’s position (including offices, titles and reporting relationships), authority, duties or responsibilities, excluding diminutions resulting in the ordinary course from the Company becoming pursuant to a Change of Control of (x) part of a larger organization in which Employee directly reports to the Chief Executive Officer of such organization; or (y) a subsidiary or equivalent separate functional business unit of a larger organization; (D) a material breach by the Company of this Agreement; or (E) failure by the Company to assign this Agreement to a successor upon a Change of Control. No Good Reason shall exist where: (1) Employee consents to the event that forms the basis for the Good Reason resignation; (2) Employee does not provide the Company’s President and Chief Executive Officer with written notice describing in detail the Good Reason within thirty (30) days of its occurrence; or (3) the Company cures the Good Reason within thirty (30) days of its receipt of such notice, if such conduct is reasonably susceptible to cure.

(iii) Severance Benefits. In the event that Employee’s employment is terminated without Cause by the Company or terminated by Employee with Good Reason, Employee shall receive the following as his sole and exclusive severance benefits (collectively, the “Severance Benefits”):

(1) Severance Pay. Employee will receive a lump sum payment, within seven (7) days following the effective date of termination, equal to twelve (12) months of his then current base salary, less standard payroll deductions and withholdings.

(2) Severance Bonus. Employee will be paid a bonus (the “Severance Bonus”), within seven (7) days following the effective date of termination, equal to 100% of the average of (A) the annual bonus he was paid for year immediately preceding the termination and (B) his Target Bonus under the Company’s then-current bonus plan if any, less standard payroll deductions and withholdings.

(3) Severance Health Premium Reimbursements. If Employee timely elects to continue his Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse Employee for the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Employee and his dependents (if applicable) in effect as of the termination date, through the end of twelve (12) months or until such time as Employee qualifies for health insurance benefits through a new employer, whichever occurs first (“Severance Health Premium Benefits”). Employee shall notify the Company in writing of such new employment not later than five (5) business days after securing it.

(4) Severance Vesting. The vesting of Employee’s restricted stock, stock option and other equity grants that Employee previously has then received or may in the future receive from the Company, shall be accelerated so that, as of the date of the termination, such restricted stock and stock option grants shall vest as to the number of shares that would have vested had Employee provided an additional twelve (12) months of continuous service to the Company, provided, however, that if Employee is terminated without cause within six (6) months following a Change in Control, Employee terminates his employment for Good Reason within six (6) months following a Change in Control, or Employee terminates his employment for the Good Reason described in clause (E) of Section 3(b)(ii), then such restricted stock and stock option grants shall vest as to the number of shares that would have vested had Employee provided an additional twenty-four (24) months of continuous service to the Company.

(iv) Severance Conditions. As a condition of and prior to the receipt of all or any of the Severance Benefits, Employee must execute and allow to become effective a general release of claims in the form attached hereto as Exhibit A within sixty (60) days of termination and to comply with the terms of this Agreement (the “Severance Conditions”). Upon any termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, the Company and its affiliates (by and through their respective directors and senior executive officers) and Executive agree not to disparage the other party.

(c) Termination for Cause; Voluntary or Mutual Termination.

(i) No Severance. In the event Employee’s employment is terminated by the Company at any time for Cause, or Employee terminates his employment without Good Reason, or the parties mutually terminate their employment relationship, Employee will not be entitled to any Severance Benefits, pay in lieu of notice, or any other severance, compensation, benefits, equity, acceleration, or any other amounts, with the exception of any benefit to which Employee has a vested right under a written benefit plan.

(ii) Resignation. Employee may voluntarily terminate his employment with the Company at any time, without liability therefore. Employee agrees to use good faith to give the Company reasonable notice of any such voluntary termination. Upon receipt of any termination notice from Employee, the Company, at its election, may require Employee to resign his employment prior to the occurrence of any requested termination date.

(d) Termination for Death or Disability.

(i) Termination. Employee’s employment will terminate upon his death or Disability.

(ii) Disability Definition. For the purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s then current long term disability benefit program or, if no such program is then in effect, shall mean a permanent disability rendering Employee unable to perform his duties for the Company for ninety (90) consecutive days or one hundred eighty (180) days in any twelve (12) month period, which determination shall be made after the period of disability, unless an earlier determination can be made, by an independent physician appointed by the Board.

(iii) Death or Disability Benefit. Following the death or Disability of Employee while employed by the Company, the Company will within 30 days provide Employee (or, in the case of death, Employee’s estate) a lump sum amount equal to: (A) Employee’s salary for twelve (12) months; (B) an amount equal to 100% of the average of (x) the annual bonus he was paid for the year immediately preceding the termination and (y) his Target Bonus under the Company’s then-current bonus plan if any, less standard payroll deductions and withholdings; plus (C) the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Employee and his dependents (if applicable) in effect as of the termination date, through the end of twelve (12) months. All restricted stock and stock option grants that Employee has then received from the Company, or may in the future receive from the Company shall be vested as to half of the unvested shares (or such greater amount, if any, as is provided for in the agreement for the applicable grant), and all such stock options shall, notwithstanding any lesser period, if any, provided for in the agreement for the applicable grant, be exercisable for one (1) year following such termination (but not exceeding the term of such option).

(iv) Severance Conditions. As a condition of and prior to the receipt of all or any of the Severance provided for death or Disability, Employee (or, in the case of death, Employee’s estate) must execute and allow to become effective a general release of claims in the form attached hereto as Exhibit A within sixty (60) days of termination and to comply with the terms of this Agreement (the “Severance Conditions”). Upon any termination of Employee’s employment for death or Disability, the Company and its affiliates (by and through their respective directors and senior executive officers) and Executive (or, in the case of death, Employee’s estate) agree not to disparage the other party.

(e) No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the severance amounts payable to the Employee under Paragraph 3 of this Agreement, and such amounts (other than as provided at Paragraph 3(b)(iii)(3)) shall not be reduced whether or not the Employee obtains other employment.

(f) Accrued Obligations. Not later than ten (10) days after termination of Employee’s employment, the Company shall pay Employee (“Accrued Obligations”): (i) his accrued and unpaid base salary at the rate in effect at the time of notice of termination; (ii) any previous year’s earned but unpaid bonus and other earned and unpaid incentive cash compensation; and (iii) accrued and unused vacation time, unpaid expense reimbursements and other unpaid cash entitlements earned by Employee as of the date of termination pursuant to the terms of the applicable Company plan or program.

4. Salary. For services rendered hereunder, the Company shall pay Employee a base salary at the per annum rate of $250,000, less standard payroll deductions and withholdings, and payable in accordance with the Company’s regular payroll schedule. Employee’s base salary (as well as his eligibility for incentive equity grants) shall be subject to annual review and his base salary may, at the discretion of the Company’s Board of Directors, be increased from time to time.

5. Bonuses. The Company shall pay to Employee a guaranteed bonus of $150,000, less standard payroll deductions and withholdings, in respect of his performance in the 2008 bonus year, on such date as the Company would pay other executive bonuses for such period. Such bonus shall be payable in cash or unrestricted Company common stock at the Company’s sole discretion. Subject to the requirements set forth below, the Company may elect to pay Employee additional bonuses in its sole discretion. In addition, after the 2008 bonus year, Employee will be offered the opportunity to participate in the Company’s then-current bonus plan, and, subject to and in accordance with the terms and conditions of such plan and this paragraph, upon achievement of all Target Bonus objectives set by the Board of Directors and/or the Chief Executive Officer for the Company and for Employee, shall receive a cash bonus equal to $150,000 (“Target Bonus”), less standard payroll deductions and withholding as are applicable to similarly situated employees. The Company shall have the sole discretion to change or eliminate bonus plans or programs at any time (provided, however, that after the bonus plan and target objectives have been established by the Board and/or the Chief Executive Officer for a given year, neither the Board nor the Chief Executive Officer shall later materially change the bonus plan or target objectives for such year to Employee’s detriment without Employee’s consent), to determine whether performance criteria set forth pursuant to the bonus plan for a year have been achieved, and to determine (in accordance with this paragraph and such performance criteria and bonus plan) the amount of any bonus earned by Employee, if any. Bonuses are intended to retain valuable Company employees, and if Employee is not employed, for any reason on the last day of the bonus year, he will not have earned the bonus and, except as expressly provided herein with respect to the Severance Bonus, no partial or pro-rata bonus will be paid. Any bonus paid pursuant to this Paragraph 5 shall be paid net of standard payroll deductions and withholdings. The target payment date for any bonus measured on the basis of a calendar year shall be between January 1 and March 15 of the calendar year following the end of the performance period. The payment date for any bonus measured on the basis of a performance period other than the calendar year.

6. Sign-On Bonus. The Company shall pay to Employee a one-time “sign-on” bonus in the amount of $52,500, net of applicable taxes. Such bonus will be paid to Employee on February 28, 2008, provided that Employee remains actively employed by Company as of that date. Employee agrees to repay the bonus in the event that Employee voluntarily resigns his employment or is terminated for Cause before February 28, 2009.

7. Relocation Assistance. The Company shall reimburse Employee for certain eligible expenses that Employee incurs in relation to the relocation of his primary residence to the Chicago metropolitan area, to a maximum reimbursable amount of $110,000. Such expenses include (i) shipment of household goods, to exclude extraordinary items such as a boat or camper; (ii) storage of household goods for a maximum of 60 days; (iii) shipment of two automobiles; (iv) reasonable and customary closing costs in relation to the purchase and/or sale of Employee’s primary residence, to exclude loan points; (v) reasonable and customary realtor’s fees upon the sale of Employee’s primary residence; (vi) expenses for Employee and his immediate family that are incurred in relation to house hunting trips to the Chicago area, to a maximum of 10 days; (vii) one-time travel and living expenses for Employee and his immediate family in connection with Employee’s physical move to Chicago; and (viii) interim living for Employee and his immediate family upon Employee’s relocation to the Chicago area, to a maximum of 60 days. The Company agrees to consider, in good faith, reimbursement of any amounts above $110,000, provided that they are reasonable and customary and further subject to approval by eLoyalty in its discretion. Any request for reimbursement of eligible expenses under this paragraph must comply with Company’s ordinary expense reporting procedures, to include compliance with Company’s travel and living policies and submission of original receipts (to include real estate settlement statements, as applicable) within 60 days of the date an expense is incurred. Any expenses reimbursed hereunder will be reported as income to the extent that they are nondeductible under Internal Revenue Service regulations, provided that, in the event that any amount is considered income, such amount will be “grossed up” to the extent necessary to ensure that Employee does not experience any adverse tax consequence.

8. Employee Benefits. Employee shall be entitled to participate in such employee benefit plans, including the Company’s 401(k) plan, life insurance, and medical benefits plans, and shall receive all other fringe benefits, as the Company may make available generally to its senior executive employees generally, for which Employee is eligible under the terms and conditions of such plans, in each case subject to the requirements, rules and regulations from time to time applicable thereto. Details about these benefits are set forth in summary plan descriptions and other materials.

9. Restricted Stock Award. Subject to and following approval by the Company’s Board of Directors, the Company shall grant to Employee an award of 55,000 shares of restricted Company common stock (the “Restricted Stock Award”). The Restricted Stock Award will be granted on the next regular vesting date following the later of (i) commencement of Employee’s employment and (ii) approval by the Board of Directors. Regular vesting dates are the last day of November, February, May and August of each year. These shares will vest over a four-year period, with 25% vesting as of the next regular vesting date following the first anniversary of Employee’s employment and the remainder vesting 6.25% each quarter thereafter until fully vested. In addition, Employee may be eligible for other future awards under any Company equity incentive plan as may be approved by the Board of Directors and in effect from time to time. The specific terms and conditions of any grant made pursuant to this Paragraph 9 shall be governed by any applicable plan document and any such grant agreement as Employee may be required to sign as a condition of grant.

10. Change of Control. A Change in Control shall have the meaning set forth in Section 6.8(b) of the Company’s 1999 Stock Incentive Plan.

11. Parachute Tax. Notwithstanding anything in the foregoing to the contrary, if any of the payments to Employee (prior to any reduction below) provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Code, of which the Company is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all of which shall be computed at the highest applicable marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s participant’s stock awards.

12. Business Expenses. The Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in performing Employee’s duties that are submitted in compliance with the Company’s then-current policy on such business expense reimbursement. Employee shall provide the Company with supporting documentation sufficient to satisfy reporting requirements of such policy and the Internal Revenue Service. The Company’s determinations as to reasonableness and necessity shall be final.

13. Proprietary Information and Inventions; Non-Competition and Non-Solicitation. Employee acknowledges that the successful development, marketing, sale and performance of the Company’s professional services and products require substantial time and expense. Such efforts generate for the Company valuable private, confidential, and proprietary information of the Company and its clients (whether current, former, or prospective), business partners, vendors, suppliers, and licensors (“Confidential Information”), including without limitation any and all (a) trade secrets, (b) financial information and pricing, (c) business strategies, plans, and proposals, (d) information relating to clients, including the terms of the Company’s agreements with clients, the discussions, negotiations, and proposals related to any such agreement, and the names of clients or prospective clients, (e) human resources information, including employee lists and personal employee information, and (f) technical information, including research and development, methodologies, training materials, software, documents, models, source code, designs, flowcharts and listings and any and all notes, analyses, compilations, studies, in each case in whatever form, whether oral, written, graphic, recorded, photographic, machine readable or otherwise, and whether or not marked or otherwise labeled “confidential” or specifically indicated as being confidential and/or proprietary in nature. The term “Confidential Information” also includes all notes, analyses, compilations, studies, interpretations or other materials to the extent such materials contain or are based on other Confidential Information. Employee acknowledges that during his employment, he will obtain knowledge of such Confidential Information. Employee agrees to undertake the following obligations, which he acknowledges to be reasonably designed to protect the Company’s legitimate business interests (including its Confidential Information and its relationships with customers and other third parties) without unnecessarily or unreasonably restricting Employee’s post-employment opportunities:

(a) Confidentiality. During the term of employment and at all times thereafter, Employee (i) shall treat all Confidential Information as highly confidential, (ii) shall not access or attempt to access any Confidential Information or use any Confidential Information except as is necessary to carry out Employee’s duties as an employee of the Company, (iii) shall not make copies of documents containing Confidential Information except as is necessary to carry out Employee’s duties as an employee of the Company, (iv) shall not reverse engineer, disassemble, decompile, translate, or attempt to discover any software, algorithms, or underlying ideas which embody Confidential Information, (v) shall not disclose, and will take all reasonable and necessary steps to prevent the disclosure of, any Confidential Information to any third party, or any other employee, agent, or representative of the Company, as applicable, except as is necessary to carry out Employee’s duties as an employee of the Company, and (vi) shall not use any Confidential information in any manner that may cause injury or loss, or may be calculated to cause injury or loss, whether directly or indirectly, to the Company or its clients, business partners, vendors, suppliers, and licensors.

(b) Proprietary Information. During the term of employment with the Company, Employee shall disclose immediately to the Company all ideas, inventions, and business plans that Employee makes, conceives, discovers, develops, or reduces to practice at any time during the course of Employee’s employment with the Company, either alone or jointly with others, including but not limited to any including, but not limited to, any inventions, ideas, improvements, discoveries, methods, developments, designs, software, processes, products, and procedures (whether or not protectable upon application by patent, copyright, trademark, trade secret, or other proprietary rights) (collectively, “Work Product”), that (i) relate directly or indirectly to the Company’s business or the business of any client or supplier of the Company or any of the products or services being developed, manufactured, sold, or otherwise provided by the Company or that may be used in relation therewith, or (ii) result from any tasks assigned to Employee by the Company, or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased, licensed, or otherwise contracted for by the Company. Employee agrees that any Work Product shall be the exclusive property of the Company and, if subject to copyright, shall be “work made for hire” under the meaning of the U.S. Copyright Act of 1976, as amended (the “Act”). If and to the extent the Work Product is found as a matter of law not to be “work made for hire” within the meaning of the Act, Employee hereby expressly assigns to the Company or its subsidiaries, as appropriate, its successors, assign, or nominees, Employee’s entire right, title, and interest in and to any Work Product, and all copies thereof and all intellectual property rights therein without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Employee. Employee shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details, and data pertaining to the Work Product. Whether during the term of this Agreement or after, Employee will, at the Company’s request and expense (including reimbursement of Employee’s expenses and, if Employee is no longer in the employ of the Company, reasonable per diem compensation to Employee), fully cooperate with the Company and its authorized agents in securing, enforcing, and otherwise protecting throughout the world the Company’s interests in such Work Product, including, without limitation, by (A) executing such documents evidencing the Company’s ownership and Employee’s assignment of the foregoing rights, as may be deemed necessary by the Company to grant or evidence such ownership and rights and (B) assisting in defending any opposition proceedings, petitions for revocation, or applications for similar revocation in respect of any such rights.

(c) Non-Competition. Without limiting the obligations of Paragraph 13(a), without the prior written consent of the President and Chief Executive Officer or the authorized designee thereof, Employee shall not in any capacity, whether for himself or as an officer, director, partner, employee, agent of independent contractor of any person, firm, corporation or other entity: (i) for a period of twelve (12) months following termination of his employment with the Company and all affiliates for any reason performed services of the type performed by Employee during the term of employment, or any services substantially similar thereto, for any Prohibited Client (as defined below) in any country in which the Company has performed services (whether or not such services were performed in such country for the Prohibited Client) or sold products during the preceding three (3) years. The term “Prohibited Client” shall mean any client or prospective client of the Company to or for whom Employee directly or indirectly performed services, or prospect to whom Employee submitted, or assisted or participated in any way in the submission, of a proposal, during the two (2) year period preceding termination of Employee’s employment with the Company.

(d) Non-Solicitation. While employed by the Company and during the twelve (12) month period immediately following Employee’s termination of employment for any reason, Employee shall not directly or indirectly hire, solicit, encourage, or otherwise induce or assist in the inducement away from the Company of any Company customer, client, contractor, consultant, or other person or party with whom the Company has a contractual relationship, any Prohibited Client, or any Company employee (either away from the Company’s employ or from the faithful discharge of such employee’s contractual, statutory and fiduciary obligations to serve the Company’s interests with undivided loyalty).

(e) Return Of Materials. Upon termination of the term of employment for any reason or upon the Company’s earlier request, Employee shall deliver to the Company all Confidential Information and other materials in his/her possession or delivered to him by the Company, including but not limited to computer programs, files, notes, records, memoranda, reports, lists, drawings, sketches, specifications, data, charts, and other documents, materials and things (“Materials”), whether or not containing Confidential Information, it being agreed that all Materials shall be and remain the sole and exclusive property of the Company. After return, Employee shall keep no copies, in any form of media, of any Materials or Confidential Information.

(f) Reasonable Alteration. In the event that a court or other adjudicative body should decline to enforce the provisions of any part of this Paragraph 13, whether because of scope, duration or otherwise, Employee and the Company agree that the provisions shall be modified to restrict Employee’s competition with the Company to the maximum extent enforceable under applicable law.

14. Remedies. Employee recognizes and agrees that a breach of any or all of the provisions of Paragraph 13 will constitute immediate and irreparable harm to the Company’s business advantage, including but not limited to the Company’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that the Company shall therefore be entitled to an order enjoining any further breaches by the Employee, without the necessity of posting a bond.

15. Assistance in Litigation. Employee shall upon reasonable notice and without compulsion of law (e.g., subpoena), furnish accurate and complete information and other assistance to the Company as the Company may reasonably require in connection with any litigation, proceeding or dispute to which the Company is, or may become, a party, or in which it may otherwise become involved, either during or after Employee’s employment; provided, if such assistance shall occur after termination of Employee’s employment, the Company shall reimburse Employee for his reasonable expenses incurred in connection with such assistance, including, without limitation, as relevant transportation, meals and lodging, and shall also pay Employee a consulting fee of $200 per hour, as compensation for his inconvenience and the disruption of his other endeavors.

16. Indemnification. Employee’s rights to indemnification will be as provided in the Indemnification Agreement between Employee and the Company, effective as of the effective date hereof.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of, and be enforceable by, Employee and the Company, and their respective successors, assigns, heirs, executors and administrators. Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company may assign its rights, duties or obligations under this Agreement to a subsidiary or affiliated company of the Company or purchaser or transferee of a majority of the Company’s outstanding capital stock or a purchaser of all, or substantially all, of the assets of the Company; provided, however, that such assignee shall be adequately capitalized and able to fulfill its financial obligations hereunder.

18. Notices. All notices required by this Agreement shall be in writing. Notices intended for the Company shall be sent by certified mail or nationally recognized overnight courier service, addressed to it at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, or its current principal office, and notices intended for Employee shall be either delivered personally to Employee or sent by certified mail or nationally recognized overnight courier service addressed to Employee at his address as listed on the Company’s payroll. Notices sent by certified mail in accordance with the foregoing shall be deemed given three (3) business days following delivery to the United States Postal Service, postage prepaid, and notices sent by overnight courier service in accordance with the foregoing shall be deemed given one (1) business day following delivery to such courier, delivery fees for overnight delivery prepaid.

19. Entire Agreement. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between Employee and the Company with regard to the subject matter hereof and supersedes all prior agreements or understandings whether written or oral, between Employee and the Company. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a written instrument signed by Employee and a duly authorized officer or director of the Company.

20. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

21. Applicable Law. This Agreement, and all questions concerning the construction, validity and interpretation of this Agreement, shall be governed by and construed in accordance with the laws of the State of Illinois as applied to contracts made and to be performed entirely within the State of Illinois.

22. Waiver Of Trial By Jury. THE PARTIES HERETO, AFTER CONSULTING (OR HAVING HAD AN OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, INCLUDING ANY LITIGATION REGARDING THE ENFORCEMENT OF THIS AGREEMENT OR ANY RELATED AGREEMENT.

23. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

24. Right To Work. As required by law, this Agreement is subject to satisfactory proof of Employee’s right to work in the United States.

25. Section 409A. The provisions of this Agreement are intended either (i) to be exempt from Section 409A of the Code under the short-term deferral exception, the separation pay exception, or such other exceptions that may be available under Section 409A of the Code and applicable authority or guidance promulgated thereunder or (ii) to comply with Section 409A of the Code, and shall be administered in a manner consistent with such intent. Notwithstanding any provision to the contrary, to the extent Employee is considered a specified employee under Section 409A of the Code and would be entitled during the six (6) month period beginning on his date of termination to a payment that is not otherwise excluded under Section 409A of the Code, such payment will not be made to Employee until the earlier of the six (6) month anniversary of his date of termination or his death. For purposes of Section 409A, each payment under this Agreement (including, but not limited to, those in Section 3(b)) shall be considered a separate payment.

26. Attorneys’ Fees. If the Company refuses to provide the Severance Benefits described in Paragraph 3(b)(iii) after a written demand by Employee and Employee substantially prevails in any dispute involving such Severance Benefits, then the Company shall pay or reimburse Employee for all reasonable legal fees and expenses incurred in such dispute.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ, UNDERSTOOD AND ACCEPTS THE PROVISIONS OF THIS AGREEMENT.

eLoyalty Corporation (“Company”)		Christopher B. Min (“Employee”)

By:	/s/ KELLY D. CONWAY	By:	/s/ CHRISTOPHER B. MIN
	Kelly D. Conway		Christopher B. Min
Title:	President and CEO	Title:
Date:	February 14, 2008	Date:	February 14, 2008

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